Global Self Storage Reports Fourth Quarter and Full Year 2016 Results

New York, NY – March 31, 2017 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, reported results for the quarter and full year ended December 31, 2016.

Q4 2016 vs. Q4 2015 Highlights
•	Combined store (same-store and non same-store) revenues increased 40.1% to $1.56 million.
•	Combined store net operating income ("NOI") increased 36.2% to $904,000.
•	Combined leasable square footage at quarter end increased 55.3% to 754,000.
•	Same-store revenues increased 10.7% to $1.23 million.
•	Same-store NOI increased 9.9% to $729,000.
•	Funds From Operations ("FFO") and Funds From Operations as Adjusted ("AFFO") totaled $0.04 and $0.05 per common share, respectively for the quarter ended December 31, 2016.
•	Maintained quarterly dividend of $0.065 per common share.
•	Completed the acquisition of stores in Clinton, Connecticut and Millbrook, New York for $6.9 million plus, upon the satisfaction of certain conditions, an additional $900,000.
•	Completed the expansion project at the Bolingbrook, Illinois store.

Full Year Ended December 31, 2016 vs. Full Year Ended December 31, 2015 Highlights
•	Combined store revenues increased 18.2% to $5.25 million.
•	Combined store NOI increased 16.8% to $3.09 million.
•	Same-store revenues increased 8.4% to $4.81 million.
•	Same-store NOI increased 7.8% to $2.85 million.
•	FFO and AFFO totaled $0.10 and $0.16 per common share, respectively for the year ended December 31, 2016.
•	Distributed dividends of $0.26 per common share, consistent with the full year of 2015.

Management Commentary
"The year of 2016 was highlighted by the accretive acquisition of four stores and the completion of a large expansion at one of our stores," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "We now own and operate eleven stores in our portfolio totaling over 754,000 leasable square feet and 5,600 storage units. We are confident that our professional management and best practices can improve operations and expand profitability at all of our stores over time."

"Our store revenue and net operating income growth reflects the execution of our business strategy which focuses on providing a best-in-class customer experience while striving to attract high quality tenants.  On the acquisition front, opportunities remain in secondary and tertiary cities in our target markets where we believe new development activity will be muted compared to the primary markets and urban centers."

"Altogether we are pleased with our progress and believe we are well positioned within the market for future growth and opportunities."

Combined Same-Store and Non Same-Store Results for the Three Months Ended December 31, 2016
For the three months ended December 31, 2016, combined store revenues increased 40.1% to $1.56 million compared with $1.11 million for the same period in 2015. The increase was driven by, among other things, a 52.1% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses in the fourth quarter of 2016 totaled $652,000 compared with $447,000 in the fourth quarter of 2015. The increase was driven primarily by higher marketing expenses, repair and maintenance expenses, on-site property manager payroll expenses, and property taxes, which were partially offset by decreases in professional, administrative, and lien administration costs.

For the fourth quarter of 2016, combined store NOI increased 36.2% to $904,000 compared with $664,000 for the same year ago period. The increase was a result of, among other things, the increase in combined revenues which was offset by an increase in combined operating expenses.

Same-Store Results for the Three Months Ended December 31, 2016
The company's same-store portfolio for the three-month period ended December 31, 2016 included seven of its eleven stores, representing 81% of store NOI for the quarter.

For the three months ended December 31, 2016, same-store revenues increased 10.7% to $1.23 million compared with $1.11 million for the same period in 2015. The increase was driven by, among other things, a 4.9% increase in total annualized revenue per leased square foot and a 5.4% increase in net leased square footage.

Same-store operating expenses in the fourth quarter of 2016 totaled $501,000 compared with $447,000 in the fourth quarter of 2015. The increase was primarily driven by higher marketing expenses, repair and maintenance expenses, on-site property manager payroll expenses, and property taxes, which were partially offset by decreases in professional, administrative, and lien administration costs.

For the fourth quarter of 2016, same-store NOI increased 9.9% to $729,000 compared with $664,000 for the same year ago period. The increase was attributable to, among other things, the increase in same-store revenues which was offset by an increase in same-store operating expenses.

Same-store occupancy at December 31, 2016 decreased 3.4% to 84.9% from 87.9% at December 31, 2015. The decrease was primarily due to the vacancy added by the addition of the 44,260 leasable square feet expansion at the company's Bolingbrook store in 2016.

Company Operating Results for the Three Months Ended December 31, 2016
General and administrative expenses totaled $351,000 during the three months ended December 31, 2016 compared with $394,000 during the prior quarter and $310,000 during the three months ended December 31, 2015. The year-over-year increase was primarily driven by higher legal, accounting, compliance, consulting, and Nasdaq listing fees.

Business development and property acquisition costs for the fourth quarter of 2016 totaled $52,000 compared with $0 for the same year ago period.

Interest expense for the three months ending December 31, 2016 was $220,000 compared with $0 for the same year ago period resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $320,000, or $0.04 per common share, while AFFO totaled approximately $372,000, or $0.05 per common share, for the fourth quarter of 2016.

Net income totaled approximately $565,000, or $0.08 per common share, in the fourth quarter of 2016.

Combined Same-Store and Non Same-Store Results for the Full Year Ended December 31, 2016
For the full year ended December 31, 2016, combined store revenues increased 18.2% to $5.25 million compared with $4.44 million for the full year ended December 31, 2015. The increase was driven by, among other things, a 52.1% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses in the full year of 2016 totaled $2.16 million compared with $1.79 million in the full year of 2015. The increase was primarily driven by higher marketing expenses, repair and maintenance expenses, on-site property manager payroll expenses, and property taxes, which were partially offset by decreases in professional, administrative, and lien administration costs.

For the full year of 2016, combined store NOI increased 16.8% to $3.09 million compared with $2.65 million for the same year ago period. The increase was a result of, among other things, the increase in combined revenues offset by an increase in combined operating expenses.

Same-Store Results for the Full Year Ended December 31, 2016
The company's same-store portfolio for the full year ended December 31, 2016 included seven of its eleven stores, representing 92% of store NOI for the period.

For the full year ended December 31, 2016, same-store revenues increased 8.4% to $4.81 million compared with $4.44 million for the same period in 2015. The increase was driven by, among other things, a 4.5% increase in total annualized revenue per leased square foot and a 5.4% increase in net leased square footage.

Same-store operating expenses in the full year of 2016 totaled $1.96 million compared with $1.79 million for the same period in 2015. The increase was primarily driven by higher marketing expenses, repair and maintenance expenses, on-site property manager payroll expenses, and property taxes, which were partially offset by decreases in professional, administrative, and lien administration costs.

For the full year of 2016, same-store net operating income increased 7.8% to $2.85 million compared with $2.65 million for the same year ago period. The increase was attributable to, among other things, the increase in same-store revenues which was offset by an increase in same-store operating expenses.

Same-store occupancy at December 31, 2016 decreased 3.5% to 84.9% from 87.9% at December 31, 2015. The decrease was primarily due to the vacancy added by the addition of the 44,260 leasable square feet expansion at the company's Bolingbrook store in 2016.

Company Operating Results for the Full Year December 31, 2016
General and administrative expenses totaled $1.41 million for the full year ended December 31, 2016 compared with $1.19 million for the full year ended December 31, 2015. The increase was primarily driven by higher legal, accounting, compliance, consulting, and Nasdaq listing fees.

Business development and property acquisition costs for the full year of 2016 totaled $450,000 compared with $0 for the same year ago period.

Interest expense for the full year ending December 31, 2016 was $457,000 compared with $0 for the same year ago period resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $734,000, or $0.10 per common share, in the full year ending December 31, 2016, while AFFO totaled approximately $1,183,000, or $0.16 per common share, in the full year ending December 31, 2016.

Net income totaled $384,000 or $0.05 per common share, in the full year ending December 31, 2016.

Dividends
On December 1, 2016, the company declared a quarterly dividend of $0.065 per common share, consistent with the quarterly dividend from a year ago and last quarter.

For the full year ended December 31, 2016, the company paid dividends totaling $0.26 per common share, consistent with the full year ended December 31, 2015.

Balance Sheet
At December 31, 2016, cash, cash equivalents, and marketable securities totaled $4.4 million compared with $7.8 million at December 31, 2015.

For more information on the company's quarterly results, including financial tables, please refer to the company's Form 10-K filed today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Measures
FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us.  Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. Same-store occupancy includes the impact from expansion projects at those stores. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At December 31, 2016, we owned 7 same-store facilities and 4 non-same-store facilities. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand
SELF@liolios.com
1-949-574-3860

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